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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): September 13, 2002

FIRST INVESTORS FINANCIAL SERVICES GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

TEXAS
(State or Other Jurisdiction of Incorporation)

0-26686	76-0465087
(Commission File Number)	(IRS Employer Identification Number)

675 Bering Drive, Suite 710, Houston, Texas, 77057
(Address of Principal Executive Offices and Zip Code)

(713) 977-2600
(Registrant's Telephone Number, Including Area Code)

ITEM 5. OTHER EVENTS.

        First Investors Financial Services Group, Inc. announced that it would be amending its 2002 financial statements on Form 10-K to correct for certain prior period misstatements that were discovered by the Company as it was performing some additional control procedures adopted during the first quarter 2003 period at the request of its new auditing firm, Grant Thornton. The restatement will not affect net income for the first quarter 2003 or fiscal year 2002. In the restatement, the Company will reduce by approximately $1,550,651 its restricted cash position and reduce retained earnings approximately $984,663 (after-tax) to reflect the prior period adjustment. The Company along with its auditing firm is still analyzing the restatement to confirm the appropriate period or periods prior to fiscal year 2002 in which to record the proper adjustments, and will finalize this review prior to filing the amended Form 10-K for fiscal year 2002. As such, the financial statements and reports of independent public accountants in the 2002 Form 10-K should not be relied upon. While the misstatement impacted certain restricted cash accounts as reported, it did not affect cash collected on the Company's portfolio of receivables and does not affect the Company's free liquidity position or debt position. Book value per share, which was $4.85 (restated) as of April 30, 2002, was $5.16 per share as of July 31, 2002 as a result of net income for the first quarter 2003 period and lower shares outstanding as a result of 370,400 shares repurchased during the first quarter under the Company's share repurchase program.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST INVESTORS FINANCIAL SERVICES GROUP, INC. (Registrant)
Date: September 13, 2002	By:	/s/ BENNIE H. DUCK Bennie H. Duck, Chief Financial Officer

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  ITEM 5. OTHER EVENTS.
SIGNATURES